Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact :	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Amends and Extends Credit Facility

SCHAUMBURG, Ill. – July 25, 2012 – Sparton (NYSE: SPA) has amended its credit facility with PNC Bank, National Association to, among other changes, extend its maturity date, lower the interest rate on any advances, lower the unused line fee, and eliminate the prepayment penalty. The credit facility, which has had no funds drawn against it in the past 3 years, will continue to provide for maximum borrowings of $20 million.

“We are pleased to continue our strong, long-standing relationship with PNC. Extending our $20 million line with more favorable, market-based rates for the next 3 years adds to our already strong liquidity position. With our cash position at the end of the third quarter, coupled with this credit facility, Sparton has over $47 million of availability as it continues to implement its strategic growth plan,” said Cary B. Wood, President & CEO of Sparton.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 112th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical, Military & Aerospace, and Industrial & Instrumentation. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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